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                          Karpus Investment Management

September 15, 2000

Dear Fellow Mentor Income Fund Shareholder:

SHAREHOLDERS.....  HERE IS YOUR OPPORTUNITY!

     We are writing to urge you to vote the BLUE proxy card at Mentor Income Fund's ("The Fund") September 27, 2000 Special Meeting. We are asking you to vote "FOR" proposal #1 relating to approval of a new Investment Advisory agreement; "FOR" proposal #2 to elect the Karpus' nominees to Mentors Board; "FOR" proposal #6 relating to such other matters, including adjournment, which may come before shareholders at the special meeting. Additionally, we also ask you to vote "AGAINST" proposals #3, #4, and #5 relating to renaming the Fund, election of the auditor, and certain other changes in the Articles of Incorporation and election of the auditor.

U.S. BANK TO PAY FIRST UNION FOR ADVISORY CONTRACT!

     First Union Corporation ("FUC") and Mentor Investment Management called this special shareholder meeting in order to gain shareholder authorization to sell the Investment Advisory contract to manage Mentor Income Fund to U.S. National Bank ("U.S. Bank"). They have failed to disclose how much money they will receive. In their proxy materials, FUC states they manage primarily open end mutual funds and that the Board believes it is in the best interest of the Fund's shareholders to seek a new manager. In calling this Special Meeting, FUC is saddling the Fund's shareholders with a substantial portion of the costs of this special meeting, but they are not offering to share their windfall with shareholders.

THE KARPUS TRACK RECORD SPEAKS FOR ITSELF!

     George W. Karpus established Karpus Investment Management in 1986 as an investment management firm specializing in generating upper quartile investment returns from conservative, low risk investment portfolios by seeking out inefficient or "under valued" areas of the market to produce additional returns. As of July 31,2000, Karpus has approximately $450,000,000 under management. Karpus has been ranked "A Worlds Best Money Manager" according to Nelson Information's latest published information. For U.S. Intermediate Duration Fixed Income, Nelson ranked Karpus:

          o    6th out of 105 managers for 40 quarters (10 years) ending 6/30/00
          o    2nd out of 164 for 20 quarters (5 years) ending 6/30/00
          o    3rd out of 183 for 12  quarters (3 years) ending 6/30/00

KARPUS IS QUALIFIED, AND KARPUS IS A 4.64% SHAREHOLDER!

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     Proposal #1 on the BLUE proxy card authorizes FUC to grant the Investment
Advisory agreement to Karpus Investment Management ("Karpus") in place of U.S. Bank. As of July 27, 2000 Karpus is the largest beneficial owner of Mentor Income Fund with 547,847 shares (4.64%) of the common stock. If awarded the Investment Advisory agreement, Karpus proposes to manage the Fund on the same terms as the present contract, but Karpus proposes to base its' fee on the lesser of net asset or market value. Mentor trades at approximately an 11% (as of 8/24/00) discount to net asset value. Karpus will seek to enhance shareholder value by narrowing this discount through some or all of the following: tender offers, open-ending the Fund, share buy back programs, possibly reduced management fees, improved performance, which could result in a 10% increase for all shareholders.

IF ELECTED INDEPENDENT BOARD SHOULD ENHANCE SHAREHOLDER VALUE!

     Proposal #2 on the BLUE proxy card is election of the Karpus nominees for Mentor's Board of Directors. Karpus' nominees are a "Who's Who" of closed end investment professionals, several of whom have been elected to the boards of other closed end funds. Tom Herzfeld is an authority on closed-end funds. In 1979, he first produced "The Investors Guide to Closed-End Funds", a textbook and now produces a research report, which is a monthly supplement. Phil Goldstein is a leading advocate for the rights of shareholders and has been elected to three other closed-end fund boards. Karpus nominees will not receive large fees from "fund families". They stand for increasing shareholder value.

ARTICLES REVISION BENEFIT U.S. BANK, BUT COST SHAREHOLDERS!

     Proposals #3, #4, and #5 are proposed changes to the Articles of Incorporation and election of the auditor, which facilitate transfer of the Investment Advisory agreement from FUC to U.S. Bank. The shareholders should not approve the use of shareholder money for changes that benefit Mentor's management, FUC and U.S. Bank, but do not benefit shareholders.

VOTE FOR PROPOSAL #6, ALL OTHER BUSINESS ON THE BLUE CARD.

     Proposal #6 on the BLUE card grants Karpus authority to vote your shares on any other matters of business, which may come before shareholders at the meeting. Karpus urges shareholders to authorize Karpus to vote your shares in order to ensure that the decisions made by shareholders through the proxy process and in person are given full effect.

VOTE FOR A BETTER DEAL FOR MENTOR SHAREHOLDERS, VOTE THE BLUE CARD FOR #1, #2, & #6 AND against #3, #4, AND #5!

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     Remember only your latest dated proxy card counts. If you have already returned one of management's white proxy cards, you can still change your vote by simply signing, dating, and returning the enclosed blue proxy card in the postage paid return envelope.

Very truly yours,


George W. Karpus
President